Exhibit 3.1

EXECUTION VERSION

AMENDMENT NO. 1 dated as of August 23, 2010 (this “Amendment”), to the Credit Agreement dated as of August 13, 20 10 (as amended or supplemented from time to time, the “Credit Agreement”),by and among EnergySolutions, Inc. (“Parent’), EnergySolutions, LLC, as borrower (“EnergySolutions”), the Lenders from time to lime party thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS the Lenders have agreed to extend credit to the Borrower under the Credit Agreement on the terms and subject to the conditions set forth therein;

WHEREAS pursuant to Section 10.10(b)(i) of the Credit Agreement, the Credit Agreement or any other Loan Document may be amended by the Administrative Agent, Parent and EnergySolutions to cure any ambiguity, omission, defect or inconsistency: and

WHEREAS EnergySolutions has requested, and the Administrative Agent has agreed, to amend certain provisions of the Credit Agreement and the Guarantee and Collateral Agreement on the terms and subject to the conditions set forth herein:

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants contained herein the parties hereto agree, effective as of the Efective Date (as defined below), as follows:

SECTION I. Section 5.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Parent and EnergySolutions will cause all cash owned by Parent, EnergySolutions and their respective Subsidiaries (other than ZionSolutions and any Subsidiary thereof that is formed or acquired after the Closing Date and any Special Purpose Subsidiary) at any time, other than (i) cash held in non-domestic accounts used in the operation of Non-U.S. Subsidiaries and (ii) cash in an aggregate amount not greater than $1,000,000 at any time held in payroll and other local operating accounts, to be held in deposit accounts maintained in the name of one or more Loan Parties and will, in each case as promptly as practicable, notify the Administrative Agent of the existence of any deposit account maintained by a Loan Party in respect of which a Control Agreement is required to be in effect pursuant to clause (f) of the definition of the term “Collateral and Guarantee Requirement” but is not yet in effect.”.

SECTION 2. Section 4.01 of the Guarantee and Collateral Agreement is hereby amended by adding the following paragraph (g) at the end of such Section:

“(g) For the avoidance of doubt, the Security Interest granted hereunder in General Intangibles shall not include the Equity Interest of ZionSolutions or any Proceeds thereof.”,

SECTION 3. This Amendment shall become effective upon the later of the date first set forth above and the first date this Amendment may become effective pursuant to Section 10.10(b)(i) of the Credit Agreement (the “Effective Date”).

SECTION 4. (a) Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit. impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders, any Issuing Bank or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all or which arc ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply to and he effective only with respect to the provisions of the Credit Agreement and the Guarantee and Collateral Agreement specifically referred to herein.

(b) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof “, “herein” or words of like import, and each reference to the Credit Agreement “thereunder”, “thereof”, “therein” or words of like import intended to refer to the Credit Agreement in any other Loan Document, shall be deemed a reference to the Credit Agreement as amended hereby.

(c) On and after the Effective Date. each reference in the Guarantee and Collateral Agreement to “this Agreement”, “hereunder”, “hereof’, “herein” or words or like import, and each reference to the Guarantee and Collateral Agreement, “thereunder”, “thereof”, “therein” or words of like import intended to refer to the Guarantee and Collateral Agreement in any other Loan Document, shall be deemed a reference to the Guarantee and Collateral Agreement as amended hereby.

(d) This amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 5. This Amendment may be executed in any number of counterparts. each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

/s/ MARK C. MCBRIDE
Mark C. McBride
Executive Vice President and Chief Financial Officer

ENERGYSOLUTIONS, LLC,

/s/ MARK C. MCBRIDE
Mark C. McBride
Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, NA. As
Administrative Agent,

/s/ PETER CHRISTENSEN
Peter Christensen
Vice President

[SIGNATURE PAGE TO AMENDMENT No. 1 TO CREDIT AGREEMENT]